UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 12, 2008

ThermoGenesis Corp.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	333-82900	94-3018487
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2711 Citrus Rd., Rancho Cordova, California		95742
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	916-858-5100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 11, 2008, the Board of Directors of ThermoGenesis Corp. (the "Company") increased the number of board members to six (6), and elected Dr. Mahendra S. Rao as a new member of the Board of Directors of the Company. Dr. Rao is expected to be appointed to one or more committees of the Board at future meetings, but currently serves on no committee.

Mahendra S. Rao is Vice President, Stem Cells and Regenerative Medicine for Invitrogen Corporation. From 2001 to 2005 he was Stem Cell Section Chief and Senior Investigator at the National Institute of Aging's Laboratory of Neuroscience. He holds an M.D. in Medicine from Bombay University and a Ph.D. in Dev. Neurobiology from California Institute of Technology. He has authored over twenty submitted, five issued patents and 250 scientific publications in the field of stem cell therapies and has chaired the US FDA cell and gene therapy advisory committee.

Dr. Rao will receive an annual board retainer of $24,000 paid quarterly. Dr. Rao will also be awarded options to purchase 25,000 shares of the Company’s common stock, which will vest immediately, and will receive $1,500 per board meeting attended.

Dr. Rao has not previously held any positions with the Company and there have been no related party transactions between Dr. Rao and the Company. Dr. Rao has no family relationships with any director or executive officer of the Company, or persons nominated or chosen by the Company to become directors or executive officers. There are no other arrangements or understandings with Dr. Rao with respect to his appointment as a director.

Item 9.01 Financial Statements and Exhibits.

Press release dated March 12, 2008, titled "ThermoGenesis Names Dr. Mahendra Rao to Board of Directors"

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ThermoGenesis Corp.

March 12, 2008	By:	Matthew T. Plavan

Name: Matthew T. Plavan
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99	ThermoGenesis Corp. Names Dr. Mahendra Rao to Board of Directors